KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces Estimated Prior Quarter Catastrophe Losses
Kingstone Declares Quarterly Dividend of $0.04 per share

Kingston, NY — May 3, 2021 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that Kingstone Insurance Company ("KICO"), its wholly-owned subsidiary, estimates net pre-tax catastrophe losses for the first quarter of 2021 of $0.23 million, $0.18 million after-tax. Catastrophe losses for the quarter comprised three events.

Kingstone announced today that its Board of Directors has declared a common stock dividend of $0.04 per share. The dividend is payable on June 15, 2021 to holders of record as of May 28, 2021.

Financial information, including material announcements about Kingstone Companies, is routinely posted on www.kingstonecompanies.com.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319